EXHIBIT 99.1

O'Reilly Automotive, Inc., Reports First Quarter 2010 Results

  Consolidated Comparable Store Sales increase of 6.9%
  52% increase in diluted EPS
  170 bp improvement in Gross Margin
  Operating Margin reaches 13.2%

SPRINGFIELD, Mo., April 28, 2010 (GLOBE NEWSWIRE) -- O'Reilly Automotive, Inc. ("O'Reilly" or "the Company") (Nasdaq:ORLY) today announced record revenues and earnings for the first quarter ended March 31, 2010.

Sales for the first quarter ended March 31, 2010, totaled $1.28 billion, up 10% from $1.16 billion for the same period a year ago. Gross profit for the first quarter ended March 31, 2010, increased to $618 million (or 48.3% of sales) from $543 million (or 46.6% of sales) for the same period a year ago, representing an increase of 14%. Selling, General and Administrative expenses for the first quarter ended March 31, 2010, increased to $450 million (or 35.1% of sales) from $429 million (or 36.9% of sales) for the same period a year ago, representing an increase of 5%.

Net income for the first quarter ended March 31, 2010, totaled $97 million, up 55% from $63 million for the same period in 2009. Diluted earnings per common share for the first quarter ended March 31, 2010, increased 52% to $0.70 on 139.6 million shares versus $0.46 a year ago on 136.2 million shares.

"We are pleased to report an outstanding quarter, highlighted by comparable store sales growth of 6.9% and an increase in diluted earnings per share of 52%, representing the 5th consecutive quarter of positive double digit earnings growth following our acquisition of CSK", Greg Henslee, CEO and Co-President stated. "Our Team Members remain focused on the fundamentals of our business which include executing our proven dual market strategy, offering unsurpassed parts availability and unsurpassed levels of customer service. The CSK integration continues to progress on schedule, and we are very pleased with the performance of our converted stores. Our focus on closely managing costs generated a 350 bp improvement in operating margins and has allowed us to drive earnings performance ahead of our revenue growth."

Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores, sales to team members and sales during the one to two week period certain CSK branded stores were closed for conversion. Consolidated comparable store sales for stores open at least one year increased 6.9% for the quarter ended March 31, 2010. Consolidated comparable store sales increased 5.7% for the quarter ended March 31, 2009.

"With the opening of 49 new stores during the quarter, we are well on our way to meeting our goal of 150 new store openings for 2010," Ted Wise, COO and Co-President stated. "In January we opened our distribution center [DC] in Moreno Valley, California, and in March we opened our DC in Denver, Colorado. Following the DC openings, our Teams converted 358 CSK stores to the O'Reilly systems. We are on schedule to open our DC in Salt Lake City, Utah, in May and we will convert 86 CSK stores to the O'Reilly systems following the opening. As we expand in 2010, our Team remains dedicated to the O'Reilly culture and values and we will continue to focus on our commitment to providing industry leading customer service and parts availability. This will be a historical year for O'Reilly, as we look forward to completing the CSK integration process."

The Company estimates diluted earnings per share for the second quarter of 2010 to range from $0.70 to $0.74 and estimates diluted earnings per share for the year ended December 31, 2010, to range from $2.65 to $2.75.

The Company estimates consolidated comparable store sales for the second quarter of 2010 to range from 4.0% to 6.0%. The Company estimates consolidated comparable store sales for the year ended December 31, 2010, to range from 4.0% to 6.0%.

Mr. Henslee added, "I would like to thank all members of Team O'Reilly for their hard work and dedication, and for their consistent execution in our historic stores and on our CSK integration plan.  Their outstanding efforts continue to drive our strong performance. 2010 is shaping up to be a very promising year for O'Reilly, and we are excited for the opportunities ahead of us."

The Company will host a conference call on Thursday, April 29, 2010, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company's web site, www.oreillyauto.com, by clicking on "Investor Relations" and then "News Room". A replay of the call will also be available on the Company's website following the conference call. Interested analysts are invited to join our call. The dial-in number for the call is (706) 679-5789 and the conference call ID number is 64795185.

O'Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O'Reilly family, the Company operated 3,469 stores in 38 states as of March 31, 2010.

The O'Reilly Automotive, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5430

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "expect," "believe," "anticipate," "should," "plan," "intend," "estimate," "project," "will" or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses including the acquisition of CSK Auto Corporation ("CSK"), weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the "Risk Factors" section of the annual report on Form 10-K for the year ended December 31, 2009, for additional factors that could materially affect our financial performance.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2010	March 31, 2009	December 31, 2009
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$29,872	$37,404	$26,935
Accounts receivable, net	123,539	109,878	107,887
Amounts receivable from vendors	63,652	52,557	63,110
Inventory	1,903,108	1,626,199	1,913,218
Deferred income taxes	74,056	75,604	85,934
Other current assets	37,331	54,927	29,635
Total current assets	2,231,558	1,956,569	2,226,719

Property and equipment, at cost	2,448,289	2,095,397	2,353,240
Less: accumulated depreciation and amortization	663,988	522,809	626,861
Net property and equipment	1,784,301	1,572,588	1,726,379

Notes receivable, less current portion	11,208	14,192	12,481
Goodwill	743,824	722,306	744,313
Deferred income taxes	--	21,244	--
Other assets, net	66,974	90,895	71,579
Total assets	$4,837,865	$4,377,794	$4,781,471

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$794,676	$760,613	$818,153
Self insurance reserve	68,488	67,461	67,580
Accrued payroll	62,652	56,093	42,790
Accrued benefits and withholdings	39,661	38,740	44,295
Income taxes payable	35,060	26,579	8,068
Other current liabilities	148,477	139,053	143,781
Current portion of long-term debt	105,790	8,310	106,708
Total current liabilities	1,254,804	1,096,849	1,231,375

Long-term debt, less current portion	596,710	782,658	684,040
Deferred income taxes	23,726	--	18,321
Other liabilities	162,307	132,811	161,870

Shareholders' equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares – 137,882,397 as of March 31, 2010; 135,409,204 as of March 31, 2009; and 137,468,063 as of December 31, 2009	1,379	1,354	1,375
Additional paid-in capital	1,058,407	970,094	1,042,329
Retained earnings	1,747,599	1,405,460	1,650,123
Accumulated other comprehensive loss	(7,067)	(11,432)	(7,962)
Total shareholders' equity	2,800,318	2,365,476	2,685,865
Total liabilities and shareholders' equity	$4,837,865	$4,377,794	$4,781,471

Note: The balance sheet at December 31, 2009 has been derived from the audited Consolidated Financial Statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Sales	$1,280,067	$1,163,749
Cost of goods sold, including warehouse and distribution expenses	661,720	621,079

Gross profit	618,347	542,670
Selling, general and administrative expenses	449,902	429,334

Operating income:	168,445	113,336

Other income (expense), net:
Interest expense	(10,879)	(12,060)
Interest income	396	426
Other, net	514	483
Total other expense, net	(9,969)	(11,151)

Income before income taxes	158,476	102,185

Provision for income taxes	61,000	39,350
Net income	$97,476	$62,835

Basic income per common share:
Net income per common share	$0.71	$0.47
Weighted-average common shares outstanding	137,583	135,043

Income per common share-assuming dilution:
Net income per common share	$0.70	$0.46
Adjusted weighted-average common shares outstanding	139,612	136,234

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
Operating activities:	2010	2009
Net income	$97,476	$62,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment	38,263	33,864
Amortization of intangibles	1,672	2,168
Amortization of premium on 6 3/4% exchangeable notes	(185)	(185)
Amortization of debt issuance costs	2,137	2,151
Deferred income taxes	18,287	(680)
Share based compensation programs	4,114	5,766
Other	1,558	3,077
Changes in operating assets and liabilities:
Accounts receivable	(17,424)	(6,587)
Inventory	10,110	(56,035)
Accounts payable	(23,509)	22,036
Other	38,147	18,140
Net cash provided by operating activities	170,646	86,550

Investing activities:
Purchases of property and equipment	(90,725)	(151,262)
Proceeds from sale of property and equipment	382	1,165
Payments received on notes receivable	1,272	1,332
Other	(1,186)	(1,827)
Net cash used in investing activities	(90,257)	(150,592)

Financing activities:
Proceeds from borrowings on asset-based revolving debt	122,700	173,574
Payments on asset-based revolving debt	(208,300)	(112,298)
Principal payments on capital leases	(2,463)	(3,512)
Tax benefit of stock options exercised	1,775	2,025
Net proceeds from issuance of common stock	8,836	10,356
Net cash (used in)/provided by financing activities	(77,452)	70,145

Net increase in cash and cash equivalents	2,937	6,103
Cash and cash equivalents at beginning of period	26,935	31,301
Cash and cash equivalents at end of period	$29,872	$37,404

Supplemental disclosures of cash flow information:
Income taxes paid	$13,171	$22,814
Interest paid, net of capitalized interest	7,276	8,741
Property and equipment acquired through issuance of capital lease obligations	--	2,501

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

	March 31,
	2010	2009
Inventory turnover (1)	1.4	1.6
Inventory turnover, net of payables (2)	2.5	3.0

AP to inventory (3)	41.8%	46.8%
Debt-to-capital (4)	20.1%	25.1%
Return on equity (5)	13.0%	9.5%
Return on assets (6)	7.3%	5.4%

	Three Months Ended
	March 31,
	2010	2009
Other Information (in thousands):
Capital Expenditures	$90,725	$151,262
Depreciation and Amortization	$39,935	$36,032
Interest Expense	$10,879	$12,060
Lease and Rental Expense	$56,151	$57,589

Sales per weighted-average square foot (7)	$51.88	$49.34

Square footage (in thousands)	24,563	23,581

Sales per weighted-average store (in thousands) (8)	$367	$348

Total employment	45,271	42,293

	Store Count by Brand
	O'Reilly	Checker	Schuck's	Kragen	Total
December 31, 2009	2,533	321	75	492	3,421
New	49	--	--	--	49
Converted	358	(73)	(52)	(233)	--
Closed	--	--	--	(1)	(1)
March 31, 2010	2,940	248	23	258	3,469
(1) Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the numerator.
(2) Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the numerator.
(3) Accounts payable divided by inventory.
(4) The sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders' equity.
(5) Last 12 months net income divided by average shareholders' equity. Average shareholders' equity is calculated as the average of shareholders' equity for the trailing four quarters used in determining the numerator.
(6) Last 12 months net income divided by average total assets. Average total assets is calculated as the average total assets for the trailing four quarters used in determining the numerator.
(7) Total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot is weighted to consider the approximate dates of store openings or expansions.
(8) Total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store is weighted to consider the approximate dates of store openings or expansions.
CONTACT:  O'Reilly Automotive, Inc.
          Investor & Media Contacts
          Mark Merz
          (417) 829-5878